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                                                                   Exhibit 10.91

[LOGO OF ASPECT COMMUNICATIONS CORPORATION]

April 1, 2002




Gary A. Wetsel
4413 Deer Ridge Road
Danville, CA 94506

Dear Gary,

We are pleased to offer you employment at Aspect Communications Corporation as Executive Vice President and CFO and CAO, reporting to me, with an anticipated start date of April 2, 2002.

Salary and Cash Incentives
--------------------------

Your starting salary will be $28,125 per month, which will be paid bi-weekly. This base salary is equivalent to approximately $337,500 per year. You will also be eligible to receive incentive bonuses targeted at an annual equivalent of 80% of base pay or $270,000, to be paid as follows for 2002:

     a. $135,000 incentive bonus, payable at year end FY 2002, based solely upon the development of a satisfactory strategy and execution of such strategy for managing Aspect's debt.

     b. $33,750 quarterly bonus eligibility if quarterly Aspect pro forma operating income and cash flow goals are met and your quarterly MBOs are achieved (as approved by the Compensation Committee of the Board of Directors). This portion of your incentive is paid under the Aspect Incentive Plan (AIP) and has upside or downside per the plan guidelines for over and underachievement.

Therefore, this package is equivalent to target cash compensation on an annualized basis of $607,500.

Details of the AIP will be provided and establishment of your MBOs will be occurring within the first thirty days of employment.

Stock Options
-------------

We will recommend to the Plan Administrator of the Company's Stock Option Plan that you be granted an option to purchase three hundred thirty five thousand shares (335,000) shares of Aspect Communications Corporation Common Stock. This option will vest over four years: twenty-five percent (25%) will become exercisable on the first anniversary of the initial grant date, and the balance will vest in equal increments monthly over the remaining three-year period at the rate of 1/48 of the option vesting each month.

In addition, we are recommending to the Plan Administrator an option to purchase fifteen thousand (15,000) shares of Aspect Communications Corporation Common Stock. This option will vest 100% on the 12-month anniversary of the grant date.

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Gary Wetsel
Page 2 of 3


The grant price of both options will be the closing price on your start date as quoted in the Wall Street Journal.

Should your employment terminate for any reason, your options will cease to continue to vest as of your termination. Complete details of the stock option agreement will be provided to you upon approval of your options.

Benefits
--------

An on-line New Employee Orientation will be available to you once you have access to an Aspect computer. A summary of benefits has been provided with this offer. Please contact John Viera if you have any questions about benefits prior to your first day.

In addition to your base salary and incentive bonuses, as additional executive benefit, you will be eligible for up to $3500.00 per year in executive expense reimbursement for any combination of the following:

         - Personal income tax preparation
         - Financial and estate planning
         - Personal physical exam

Change of Control Agreement
---------------------------

Further, as an Aspect executive, you will receive and will be given opportunity to execute a change of control agreement, which in essence allows for 2 years pay and full stock option acceleration in the event that there is a change of control and you are not offered a comparable position within 12 months of the transition. You will be able to execute this agreement within 30 days of your starting Aspect.

Other Considerations
--------------------

This offer of employment is contingent upon the following:

o Your ability to provide and maintain the proper and necessary documentation required for you and Aspect to comply with all applicable United States immigration laws and regulations. Please be prepared on your first day of employment to show specific documentation to certify your legal right to work in the United States. Enclosed is a complete listing of acceptable forms of documentation.
o Your execution (signature) of the Aspect Employee Agreement, which protects the intellectual property and confidential information of Aspect, and prohibits the unauthorized use of the intellectual property and confidential information of any other company.
o The satisfactory review and/or verification of background information, including, but not limited to, prior employment, reference checks, education, Department of Motor Vehicles, Social Security, and criminal records.
o The satisfactory review and completion of professional references submitted to Aspect Communications by you.

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Gary Wetsel
Page 3 of 3

We are looking forward to working with you at Aspect, being part of a Company that provides great value to its customers and employees. We believe that you have much to offer and much to gain in joining us and look forward to a favorable decision and your acknowledgment/acceptance to the terms of this letter by April 1, 2002. If you have any questions regarding this offer or the enclosed documents, please contact me at 408-325-2040 or John Viera at 408-325-4972 or e-mail me at beatriz.infante@aspect.com or John at john.viera@aspect.com.

Your employment will be based on the mutual consent of you and Aspect Communications. Accordingly, either you or the Company can terminate the employment relationship at will with or without cause of advance notice, at any time. Only the CEO of the Company has the authority to change the at-will nature of your employment with Aspect Communications, which must be done in a written agreement expressly for that purpose.

This letter is the complete and entire expression of our offer of employment and supersedes all other information, whether written or oral, concerning your employment offer with Aspect Communications Corporation.

Please indicate your acceptance of this offer by signing and returning it me immediately.

Sincerely,

/s/ Beatriz V. Infante

Beatriz V. Infante
Chairman, President & CEO


I have read, understand and agree to the terms and conditions set forth above.



  /s/  Gary A. Wetsel                                                4/1/02
-----------------------------------                              ---------------
Gary A. Wetsel                                                         Date

Start Date: April 2, 2002

Enclosures

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[LOGO OF ASPECT COMMUNICATIONS CORPORATION]

                               EMPLOYEE AGREEMENT

     In exchange for my becoming employed (or my employment being continued) by Aspect Communications Corporation, or its subsidiaries, affiliates, or successors (hereinafter referred to collectively as the "Company"), I hereby agree as follows:

Employment at Will

     I agree that this Agreement is not an employment contract and that I have the right to resign and the Company has the right to terminate my employment at any time for any reason, with or without cause. This is the full and complete agreement between myself and the company and no employee or representative of the Company has any authority to enter into any agreement to the contrary.

     I will perform for the Company such duties as may be designated by the Company from time to time. During my period of employment by the Company, I will devote my best efforts to the interests of the Company and will not engage in other employment with any Aspect competitor, customer or supplier without the prior written consent of the Company. I will not accept a position with any other company if the time demands of the position will impair my ability to fulfill my obligations to the Company.

Definitions

     As used in this Agreement the term "Inventions", means designs, trademarks, discoveries, formulae, processes, manufacturing techniques, trade secrets, inventions, improvements, ideas, original works of authorship or copyrightable works, including all rights to obtain, register, perfect and enforce these proprietary interests.

     As used in this Agreement, the term "Confidential Information" means information pertaining to any aspects of the Company's business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise.

Assignment of Inventions

     Without further compensation, I hereby assign and agree to assign to the Company or its designee, my entire right, title, and interest in and to all Inventions made by me during the period of my employment unless the Invention was developed entirely on my own time without using the Company's equipment, supplies, facilities, or trade secret information: and (a) the Invention does not relate at the time of conception or reduction to practice of the Invention to the Company's business, or the Company's actual or demonstrably anticipated research or development; and, (b) the Invention does not result from any work performed by me for the Company, whether or not during normal working hours. No rights are hereby conveyed in Inventions, if any, made by me prior to my employment with this Company which are identified on the back of this Agreement or on a sheet attached to and made a part of this Agreement, if any. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act as in effect of this date.

     I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions hereby assigned to the Company. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.

     This Agreement does not apply to an Invention, the assignment of which to the Company would violate applicable law, including an Invention which qualified fully under Section 2870 of the California Labor Code. I agree to disclose in confidence to the company all Inventions made by me to permit a determination as to whether or not the Inventions should be the property of the Company.

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Confidential Nondisclosure

     I agree to hold in confidence and not directly or indirectly to use or disclose, either during or after termination of my employment with the Company, any Confidential Information I obtain or create during the period of my employment, whether or not during working hours, except to the extent authorized by the Company, until such Confidential Information becomes generally known. I agree not to make copies of such Confidential Information except as authorized by the Company. I will return or deliver to the Company all tangible forms of such Confidential Information in my possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.

     I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others.

No Solicitation

     I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, I shall not either directly or indirectly solicit, induce, recruit, or encourage any of the Company's employees to leave their employment or attempt to solicit, induce, encourage, recruit employees of the Company, either for myself or for any other person or entity.

No Conflict

     I agree not to enter into any agreement, either written or oral, in conflict with the provisions of this Agreement. I certify that, to the best of my information and belief, I am not a party to any other agreement which will interfere with my full compliance with this Agreement.

Survivability

     This Agreement (a) shall survive my employment by the Company (b) does not in any way restrict my right or the right of the Company to terminate my employment, (c) inures to the benefit of successors and assignees of the Company, and (d) is binding upon my heirs and legal representatives.

Compliance

     I certify and acknowledge that I have carefully read all of the provision of this agreement and that I understand and will fully and faithfully comply with such provisions.

Employee

   Print Name:                             Signature:

   Gary A. Wetsel                          /s/ Gary A. Wetsel

   Date:

Aspect Communications Corporation

   Print Name:                             Signature:

   Russell Smith                           /s/ Russell Smith

   Title: Coordinator                      Date: 4/3/02


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                               LIST OF INVENTIONS











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